Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)

AlTi Global, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001	Rule 457(c)	3,053,263	$3.17(2)	$9,678,843.71	0.0001381	$1,336.65
Fees Previously Paid	N/A	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts:					$9,678,843.71		$1,336.65
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—
	Net Fee Due:							$1,336.65
Offering Note

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on June 24, 2026, as reported on The Nasdaq Capital Market.